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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

LanguageWare.net (Company) Ltd.
Colorado Springs, Colorado

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2000 relating to the consolidated financial statements of LanguageWare.net (Company) Ltd., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 10, 2000 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), relating to the consolidated financial statements of LanguageWare.net (Company) Ltd. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP


Denver, Colorado
June 21, 2000